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                                   EXHIBIT 11

                 Statement Re Computation of Per Share Earnings

                                 OHM CORPORATION
                        COMPUTATION OF PER SHARE EARNINGS
                      (In Thousands, Except Per Share Data)

                                                              Three Months Ended   Nine  Months Ended
                                                                 September 30,       September 30,
                                                              ------------------   ------------------
                                                                1996       1995     1996      1995
                                                               -------   -------   -------   -------
PRIMARY:

         Average Shares Outstanding                             26,862    26,557    26,774    20,819
         Net effect of dilutive stock options and warrants--
                  based on the treasury stock method              --         507        13       307
                                                               -------   -------   -------   -------
                           Total                                26,862    27,064    26,787    21,126
                                                               -------   =======   =======   =======
         Net Income                                            $ 3,996   $ 3,187   $ 7,705   $ 4,708
                                                               =======   =======   =======   =======
         Per Share Amount                                      $  0.15   $  0.12   $  0.29   $  0.22
                                                               =======   =======   =======   =======
FULLY DILUTED: (1)

         Average Shares Outstanding                             26,862    26,557    27,774    20,819
         Net effect of dilutive stock options and warrants--
                  based on the treasury stock method                38       507        38       307
                                                               -------   -------   -------   -------
                           Total                                26,900    27,064    26,812    21,126
                                                               =======   =======   =======   =======
         Net Income                                            $ 3,996   $ 3,187   $ 7,705   $ 4,708
                                                               =======   =======   =======   =======
         Per Share Amount                                      $  0.15   $  0.12   $  0.29   $  0.22
                                                               =======   =======   =======   =======

(1) Fully dilutive effect of stock options and warrants on per share amounts for the three and nine months ended September 30, 1996 and 1995, has not been presented in the statement of income since any reduction of less than 3% in the aggregate need not be considered as dilution.